July 24, 1995
          Capital Gaming International, Inc.
          Bayport One, Suite 250
          8025 Black Horse Pike
          West Atlantic City, New Jersey  08232

          Crescent City Capital Development Corporation
          1400 Annunciation Street
          New Orleans, Louisiana  70130

               Re:  STOCK PURCHASE AGREEMENT

          Gentlemen:

          This letter sets forth the agreement among Mirage Resorts, Incorporated ("MRI"), a Nevada corporation, Capital Gaming International, Inc. ("CGII"), a New Jersey corporation, and Crescent City Capital Development Corporation ("CCCDC"), a Louisiana corporation, with respect to the purchase by MRI of all of the newly issued capital stock of the reorganized CCCDC, which owns the Crescent City Queen riverboat currently docked in New Orleans, Louisiana (the "Boat"), the associated Louisiana riverboat gaming license (the "License") and certain related assets.

               1. PURCHASE AND SALE OF SHARES. Subject to the terms, provisions and conditions contained in this agreement, MRI hereby agrees to purchase, and CGII and CCCDC hereby agree to sell and issue to MRI, 100% of the newly issued shares (the "Shares") of capital stock of the reorganized CCCDC pursuant to an order of the United States Bankruptcy Court (the "Bankruptcy Court") under Chapter 11 of the United States Bankruptcy Code (the "Code"). The Shares shall be issued to MRI at the Closing (as hereinafter defined) by delivery of a certificate evidencing the Shares, free and clear of any liens, claims, encumbrances or rights of others.
           The Shares shall be duly and validly issued, fully paid and non-
          assessable, and there shall not  be outstanding any other  equity or voting interests in CCCDC or any options, warrants or other rights to purchase or subscribe for equity or voting interests in CCCDC or instruments which are convertible into or exchangeable for equity or voting interests in CCCDC.

               2. PURCHASE PRICE. The purchase price for the Shares (the "Purchase Price") shall be $55,000,000, payable in cash at the Closing, subject to Paragraphs 3 and 8 hereof.

               3. PAYMENT OF PURCHASE PRICE. Within five business days following the execution of this agreement, MRI shall deposit
          $2,000,000 as a refundable good faith deposit (the "Deposit") with First American Title Company, New Orleans, Louisiana, or such other escrow agent as the parties may mutually agree, to be held in an interest-bearing escrow account (the "Escrow"). The Deposit, and any interest earned thereon, shall be refunded to MRI in the event that the Closing does not occur within 90 days following the execution of this agreement (as such period may be extended as provided hereinbelow) for any reason other than as a result of a breach of this agreement by MRI. At the Closing, the Deposit and any interest earned thereon shall be paid to CGII and credited against the Purchase Price. At the Closing, MRI shall deposit the balance of the Purchase Price in Escrow to be paid to CGII, subject to Paragraph 4 hereof. In the

                                     EXHIBIT 10.2
          event that the Closing shall not have occurred within 90 days following the execution of this agreement due to the failure to satisfy all conditions to the Closing, any party shall have the option to extend the 90-day period on a month-to-month basis for up to 90 additional days by written notice to the other parties.

                4.   LIABILITIES; INDEMNIFICATION.  It shall be a  condition
          to the Closing that, except as otherwise provided in Paragraph 5 hereof, CCCDC and its assets shall not be subject to any
          liabilities,  obligations  or  encumbrances,  whether  known   or
          unknown,  fixed  or   contingent,  liquidated  or   unliquidated,
          including without limitation any ship mortgages against the Boat,
          Form   UCC-1  financing  statements, claims  relating  to pending litigation, claims of trade creditors, employees or governmental entities or claims of bondholders or other creditors, including liabilities or obligations associated with CCCDC's joint venture
          with  Grand  Palais   Riverboat,  Inc.   (the  "Riverboat   Joint
          Venture"). MRI shall not be required to assume or become subject to any liabilities or obligations, or acquire the Shares subject
          to  any  liabilities   or  obligations  of   CCCDC,  other   than
          liabilities or  obligations which  MRI may  explicitly assume  or
          consent to  in  writing  in its  sole  discretion.    CGII  shall
          indemnify and hold harmless MRI and its officers, directors, agents and affiliates from and against any and all liabilities, obligations, claims, damages and expenses, including reasonable attorneys' fees as incurred, which are discovered within 36 months after the Closing to the extent such arose prior to the Closing, and MRI shall indemnify and hold harmless CGII, CCCDC and their respective officers, directors, agents and affiliates from and against any and all liabilities, obligations, claims, damages and expenses, including reasonable attorneys' fees as incurred, which are discovered within 36 months after the Closing
          to the extent  such arise  after the  Closing.   At the  Closing,
          $2,500,000 shall be withheld from the Purchase Price and retained in the Escrow for a period of 90 days following the Closing in order to partially secure CGII's indemnification obligations hereunder. At the end of such 90-day period, the $2,500,000, together with interest earned thereon, less the amount of any claims for indemnification made by MRI during such 90-day period, shall be released from the Escrow and paid to CGII.

               5.   SLOT MACHINE  EQUIPMENT.   Notwithstanding Paragraph  4
          hereof, MRI acknowledges that certain slot machines and other coin-operated gaming devices (the "Machines") which were purchased by CCCDC and manufactured and sold by Bally Gaming, Inc. and International Game Technology (collectively, the "Vendors") are subject to liabilities collateralized by security interests in favor of the respective Vendors in an aggregate amount not exceeding $6,500,000. At the Closing, MRI shall assume the secured liabilities to the Vendors with respect to the Machines and may satisfy such liabilities pursuant to separate agreements with the Vendors. MRI also acknowledges that 33 slot machines and other coin-operated gaming devices which were purchased by CCCDC and manufactured and sold by Sigma Game Inc., and two which were manufactured and sold by Universal Distributing, are subject to liabilities collateralized by security interests in favor of such vendors, and that such machines and devices may be disposed of separately by CCCDC prior to the Closing.

               6. CONDITIONS TO CLOSING. The obligation of each party to consummate the purchase and sale of the Shares shall be subject to the satisfaction or waiver of each of the following conditions:

                    (a) The Shares to be conveyed to MRI shall be free and clear of any liens, claims, encumbrances or rights of others;

                    (b) CCCDC and its assets shall not be subject to any liabilities, obligations or encumbrances, whether known or unknown, fixed or contingent, except as otherwise provided in Paragraph 5 hereof;

                    (c) MRI, CGII and CCCDC shall have obtained all licenses, permits, consents and approvals, free of any conditions or restrictions which are not acceptable to MRI in its reasonable discretion, from any court or governmental entity or authority necessary to permit MRI to acquire the Shares, which shall include ownership of the License, ownership of the Boat and the right to operate the Boat pursuant to the License at a site in the Lake Charles, Louisiana area or elsewhere in Louisiana controlled by MRI and suitable to MRI in its sole discretion, including without limitation licenses, permits, consents and approvals from the Gaming Enforcement Division of the Louisiana State Police, the Louisiana Riverboat Gaming Commission, the City of Lake Charles, Calcasieu Parish, the Lake Charles Harbor and Terminal District and any other governmental entity which has authority over the operation, location or relocation of the Boat;

                    (d) CGII and CCCDC shall have obtained all requisite consents and approvals from their respective Boards of Directors, stockholders, partners and creditors to the transactions contemplated hereby;

                    (e) except as provided in the last sentence of Paragraph 5 hereof, CCCDC, including its assets, shall be in substantially the same condition at the Closing as they exist on the last day of the Initial Due Diligence Period (as hereinafter defined), reasonable wear and tear excepted, except that prior to the Closing, CCCDC shall dispose of its partnership interest in the Riverboat Joint Venture;

                    (f) the parties shall have obtained any other necessary governmental consents or approvals to the transactions contemplated hereby, including without limitation clearance by the Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

                    (g) MRI shall have obtained the written resignations of all of the existing officers and directors of CCCDC;

                    (h) the Bankruptcy Court shall have issued an order (which order has not been stayed) confirming a plan of reorganization of CCCDC pursuant to Chapter 11 of the Code which shall provide for the consummation of the transactions contemplated hereby in form and substance reasonably satisfactory to MRI (the "Plan");

                    (i) MRI shall have received an opinion of counsel to CGII and CCCDC, which counsel and opinion shall be satisfactory to MRI, as to the validity and enforceability of this agreement, the due authorization, execution and delivery of this agreement by CGII and CCCDC, title to the Shares and the assets owned by CCCDC, the receipt by CGII and CCCDC of all requisite licenses, permits, consents and approvals and such other matters as MRI shall reasonably request; and

                    (j) CGII and CCCDC shall have received an opinion of counsel to MRI, which counsel and opinion shall be satisfactory to CGII and CCCDC, as to the validity and enforceability of this agreement and the due authorization, execution and delivery of this agreement by MRI.

               7. CLOSING. The closing of the purchase and sale of the Shares hereunder (the "Closing") shall take place at a mutually agreeable location in New Orleans, Louisiana on a mutually acceptable date as soon as possible following the satisfaction or waiver of each of the conditions set forth in Paragraph 6 hereof.

               8. DEBTOR-IN-POSSESSION FINANCING. CCCDC has indicated that it may request MRI to provide certain financing for its use and benefit. At such time as CCCDC becomes a debtor-in-possession under Chapter 11 of the Code, CCCDC may seek approval of the Bankruptcy Court to obtain credit from MRI pursuant to Section 364(d) of the Code, in an amount not to exceed $2,000,000, with interest at the rate of 1% per month, compounded monthly, secured by a first priority lien on the Boat (the "DIP Financing"). The principal of and all accrued interest on the DIP Financing shall be due and payable at the Closing, by crediting such amount against the balance of the Purchase Price; provided, however, that if this agreement shall have been terminated for any reason prior to the Closing, the principal of and all accrued interest on the DIP Financing shall be due and payable upon the earlier of
          (i) 60 days following termination of this agreement or (ii) the effective date of a plan of reorganization of CCCDC pursuant to Chapter 11 of the Code. CCCDC shall have the right to prepay the DIP Financing in whole or in part without penalty or premium. CCCDC shall prepare all materials required to obtain Bankruptcy Court approval of the DIP Financing and to perfect the first priority lien on the Boat in favor of MRI (the "DIP Financing Documents"). MRI shall have the right to approve the terms and conditions of the DIP Financing and the DIP Financing Documents. At such time as the Bankruptcy Court issues an order (which order has not been stayed) approving the DIP Financing and all other regulatory approvals required for the DIP Financing have been obtained, CCCDC and MRI shall execute and deliver the DIP Financing Documents, and MRI shall provide the DIP Financing in accordance with the DIP Financing Documents. Nothing contained in this agreement shall prohibit CCCDC from seeking and obtaining financing pursuant to Section 364(d) of the Code secured by a first priority lien on the Boat from a person other than MRI in an aggregate amount not to exceed $3,000,000, in lieu of the DIP Financing from MRI.

               9. COVENANT TO SATISFY CONDITIONS. MRI, CGII and CCCDC and their respective agents and affiliates covenant and agree to use their good faith best efforts in cooperation with each other to file and prosecute all requisite applications and otherwise to take all actions necessary or appropriate to obtain the satisfaction of each of the conditions set forth in Paragraph 6 hereof as promptly as possible. Without limitation of the foregoing, (a) MRI agrees to prosecute all appropriate appeals of any denial of a license, permit, consent or approval required by MRI in order to consummate the transactions contemplated hereby,
          (b) CGII and CCCDC agree to render maximum assistance to MRI in obtaining all requisite governmental approvals necessary to transfer the License to MRI and to relocate the Boat to a site designated by MRI, including without limitation making their senior executives available to meet with and make presentations to appropriate Louisiana governmental officials and (c) CGII and CCCDC agree to use their good faith best efforts to obtain the approval of the Plan by all requisite persons and confirmation of the Plan by the Bankruptcy Court. A breach of the covenants contained in this Paragraph 9 shall constitute a material breach of this agreement.

               10. OVERBIDS. Upon acceptance by CGII or CCCDC or a trustee for CGII or CCCDC or final approval by the Bankruptcy Court of an alternate bid to purchase the capital stock or assets of CCCDC, CGII and CCCDC shall pay to MRI, as an overbid fee and not as a penalty, the sum of $2,000,000. The parties acknowledge and agree that in such event, MRI shall have incurred substantial economic damages which are difficult to ascertain, and that the foregoing sum is a reasonable estimate of MRI's damages. No alternate bid which does not exceed the Purchase Price by at least $3,000,000 shall be accepted or approved.

               11. ASSIGNMENT. MRI shall have the right to assign all of its rights and obligations hereunder, and to cause title to the Shares to be taken by, any direct or indirect wholly owned subsidiary of MRI which assumes MRI's obligations hereunder. In the event of such an assignment, all references to MRI herein shall be deemed to refer solely to such assignee, but MRI shall remain liable for the assignee's obligation to pay the Purchase Price hereunder.

               12. EXPENSES. Each party will bear its own expenses in connection with this agreement and the transactions contemplated hereby, except as otherwise expressly provided herein.

               13.  AUTHORITY.  MRI, CGII  and CCCDC each hereby  represent and warrant to the others that it has all necessary corporate authority to execute and deliver this agreement, perform its obligations hereunder and consummate the transactions contemplated hereby.

               14.  DUE DILIGENCE.   From time  to time  during the  period
          from the execution of this agreement to the Closing, MRI shall be permitted to make a thorough due diligence examination of CCCDC and its assets and liabilities. In connection therewith, CGII and CCCDC will promptly provide to MRI and its authorized representatives such access and information concerning CCCDC and its assets and liabilities as MRI requests to enable it to complete such examination. Additionally, MRI may obtain, at its own expense, such physical inspections, tests and surveys concerning CCCDC and its assets as it deems appropriate. MRI shall indemnify and hold harmless CGII and CCCDC from and against any and all claims, damages and liabilities arising from or out of such tests and inspections. MRI shall have the right, in its sole discretion, to terminate this agreement for any reason during the period ending 9:00 A.M., Louisiana time, on July 31, 1995 (the "Initial Due Diligence Period") without further liability to CGII or CCCDC. Following the end of the Initial Due Diligence Period, MRI shall not have the right to terminate this agreement based on its due diligence examination except as provided in Paragraph 15 hereof.

               15. TERMINATION. In addition to any other termination rights expressly provided in this agreement, any party shall have the right to terminate this agreement by written notice to the others upon the occurrence of any of the following events: (a) failure of the Closing to take place within 90 days following the execution of this agreement, as such date may be extended as provided in Paragraph 3 hereof; (b) failure of MRI to obtain control of a suitable site as provided in Paragraph 6(c) hereof within 30 days following the execution hereof; (c) the denial by any governmental entity or authority of any license, permit, consent or approval set forth in Paragraph 6(c) hereof and the failure of MRI to timely pursue, or the loss of, any administrative appeal of such denial; or (d) any material breach of this agreement by the other party (considering, for such purpose, CGII and CCCDC to be one party). CGII and CCCDC shall also have the right to terminate this agreement by written notice to MRI in the event that MRI issues any press release indicating that MRI has ceased to pursue either (i) the purchase of the Shares, the Boat or the License or (ii) any license, permit, consent or approval from any governmental entity or authority set forth in Paragraph 6(c) hereof. Upon termination of this agreement, the parties shall have no further liability to each other, except as otherwise expressly provided in this agreement or except in the event of a material breach of this agreement by the nonterminating party.

               16. USE OF "CRESCENT CITY" NAME. MRI shall not acquire any rights hereunder to the use of the "Crescent City" trade name, and prior to or at the Closing the parties shall cause CCCDC to change its corporate name to a name that does not contain the words "Crescent City" or any confusingly similar name.

               17. FURTHER ASSURANCES. Each party agrees to execute and deliver such further documents and instruments, including without limitation stock powers, deeds, bills of sale, escrow instructions, indemnities and officers' certificates, and to perform all other acts, as may be reasonably necessary or appropriate in order to consummate the transactions contemplated hereby and to vest title to the Shares in MRI.

               18. CONFIDENTIALITY AGREEMENT. Upon the execution of this agreement, the Confidentiality Agreement dated June 16, 1995 between MRI and each of CGII and Hemmeter Enterprises, Inc. shall terminate and be of no further force or effect.

               19. BINDING AGREEMENT; AMENDMENTS. This agreement constitutes a binding agreement of the parties hereto and supersedes all prior agreements and understandings, whether oral or written. This agreement may not be amended except by a writing signed by each of the parties.

               20. COUNTERPARTS. This agreement may be executed in counterparts, by the manual or facsimile signature of each party, and all such counterparts shall be deemed to constitute one and the same instrument.

               21. ATTORNEYS' FEES. In the event of any action to enforce this agreement, the prevailing party or parties in such action shall be entitled to recover its reasonable attorneys' fees and other expenses from the non-prevailing party or parties.

               22. DEFINITIVE AGREEMENT. The parties contemplate that this agreement will be replaced by a more definitive stock purchase agreement containing customary terms and provisions consistent with the terms and provisions hereof. The parties will use their best efforts to execute a more definitive agreement within 45 days following the execution of this agreement. In the event that such more definitive agreement is executed, it shall supersede this agreement in its entirety, and all references to this agreement shall be deemed to refer to such more definitive agreement. In the event that such more definitive agreement is not executed, this agreement shall continue to constitute a legally binding agreement.

               23. GOVERNING LAW. This agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

               This agreement is being delivered to each of you in duplicate. Please execute, date and return one copy of this letter, whereupon this letter will constitute a binding agreement among us.

          Very truly yours,

                                   MIRAGE RESORTS, INCORPORATED
                                   By:  DANIEL R. LEE
                                        _____________________________________
                                        Daniel R. Lee
                                        Chief Financial Officer and Treasurer


                                   AGREED TO AND ACCEPTED:

                                   CAPITAL GAMING INTERNATIONAL, INC.


                                   By:  EDWARD TRACY            Date:  7/24/95
                                        ______________________________________
                                        Edward Tracy, President, Chief
                                        Executive Officer and Chief  Operating
                                        Officer


                                   CRESCENT   CITY   CAPITAL    DEVELOPMENT
                                   CORPORATION


                                   By:  EDWARD TRACY             Date: 7/24/95
                                        ______________________________________
                                        Edward Tracy, President